Exhibit 10.1

THIS AMENDING AGREEMENT made and dated for reference the 19th day of July, 2011.

BETWEEN:

JOHN GLASSCOCK, with an address at P.O. Box 2498, Laramie WY, 82073, c/o Cowboy Exploration & Development LLC
(the "Optionor")

AND:

BIG BEAR MINING CORPORATION, a company having an office at 60 E. Rio Salado Parkway, Suite 900, Tempe, Arizona 85281
(the "Optionee")

WHEREAS:

A.
Pursuant to a Property Option Agreement among the parties hereto dated for reference August 2, 2010, (the "Agreement"), the Optionor agreed to option to the Optionee  an undivided one hundred percent (100%) interest in the Property, on the terms and conditions set forth therein;

B.	Capitalized terms used herein shall have the same meanings as contained in the Agreement; and

C.	The parties wish to amend certain provisions of the Agreement.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration of these 1.5 million restricted shares of common stock issued by the Optionee to the Optionors, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	Section 4(c)(i) of the Agreement is deleted in its entirety and is replaced with the following:

"exploration expenditures on the Property of $652,724 on or before the first anniversary of the execution of this Agreement"

2.	Section 4(c)(ii) of the Agreement is deleted in its entirety and is replaced with the following:

"exploration expenditures on the Property of $1,200,000 by 90 days after the second anniversary of the execution of this Agreement"

3.	In all other respects the terms and conditions of the Agreement shall continue in full force and effect.

4.
Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

5.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

6.
This Amending Agreement may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will be deemed to be one and the same instrument.  The execution of this Amending Agreement will not become effective until all counterparts hereof have been executed by all of the parties hereto.

7.
Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Amending Agreement, and such facsimile copies will be effective to create a valid and binding agreement among the parties hereto in accordance with the terms and conditions of this Amending Agreement.

IN WITNESS WHEREOF this Amending Agreement has been executed and delivered as of the day and year first above written.

BIG BEAR MINING CORPORATION

Per:  /s/Steven Rix
Authorized Signatory

JOHN GLASSCOCK

/s/John W. Glasscock